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                                                                   EXHIBIT 99.2


                      [LOGO OF SECURITY CAPITAL ATLANTIC]

                                                                         , 1997

Dear Shareholder:

  Enclosed with this letter is a Rights Certificate which evidences transferable Rights ("Rights") to purchase a specified number of shares of common stock ("Shares") of Security Capital Atlantic Incorporated ("ATLANTIC"). The Rights offering is being made upon all of the terms and subject to all of the conditions set forth in the enclosed Prospectus dated
          , 1997. You should review the Prospectus carefully before making any
investment decision.        Rights entitle you to subscribe for and purchase
one Share at the subscription price of $   per share (the "Subscription
Price").

  The Rights may only be exercised by completing and executing the enclosed certificate and returning it, together with the full Subscription Price, so that it is received by Bank Boston, N.A. on or prior to 5:00 p.m., Eastern
Daylight Time, on            , 1997, unless extended (the "Expiration Date").
Alternatively, you may complete the enclosed "Notice of Guaranteed Delivery" and return it on or prior to the Expiration Date. Therefore, you are urged to give your immediate attention to the enclosed materials. Please read and follow the instructions contained in the Prospectus and the enclosed instruction letter carefully because a properly completed and duly executed Rights Certificate is necessary to exercise, transfer or sell the Rights.

  The Rights Certificate also gives you the opportunity to oversubscribe for additional Shares at the Subscription Price, subject to the maximum number of Shares offered in the Rights offering and certain other restrictions described in the Prospectus, including proration of available Shares. If you desire to oversubscribe for additional Shares, please follow the instructions set forth in the Prospectus and the enclosed instruction letter.

   UNLESS YOU EXERCISE, TRANSFER OR SELL YOUR RIGHTS PRIOR TO THE EXPIRATION
                   DATE, YOUR RIGHTS WILL EXPIRE VALUELESS.

  For further information concerning the exercise, transfer or sale of your Rights, please call ATLANTIC's information agent, Georgeson & Company, Inc., at 1-800-223-2064.

                                          Sincerely,

                                          /s/ James C. Potts

                                          James C. Potts
                                          Co-Chairman and
                                          Chief Investment Officer



                                          /s/ Constance B. Moore

                                          Constance B. Moore
                                          Co-Chairman and
                                          Chief Operating Officer